Contacts:
Pete Michielutti	Stacy Kruse
Chief Financial Officer	Director of Finance, Treasurer
Wilsons The Leather Experts Inc.	Wilsons The Leather Experts Inc.
(763) 391-4000	(763) 391-4000

For Immediate Release

Wilsons Leather Announces Third Quarter 2003 Results

     MINNEAPOLIS — (BUSINESS WIRE) — November 18, 2003 — Wilsons The Leather Experts Inc. (NASDAQ: WLSN) today reported third quarter and year-to-date operating results.

     The Company reported a net loss per share in the quarter ended November 1, 2003, of $0.57 per basic and diluted share, or $11.6 million, compared to a net loss per share of $0.84 per basic and diluted share, or $17.0 million, in the third quarter of 2002. Results from the third quarter of 2002 included a $4.2 million net loss, or $0.21 per basic and diluted share, from discontinued operations of the Travel Subsidiaries. The net loss from continuing operations for the quarter was $11.6 million, a 9.2% improvement from the net loss of $12.8 million from continuing operations in the third quarter last year.

     Net sales for the quarter decreased 11.2% to $97.9 million, compared to $110.2 million in the third quarter last year. Comparable store sales for the quarter decreased 9.0% versus a 6.8% decrease in the prior-year third quarter. Aggressive actions to reduce selling, general and administrative expenses, lower buying and occupancy costs, and improve margin rates, helped to offset the sales volume shortfall during the quarter. Year-to-date net sales for the current fiscal year decreased 5.8% to $252.9 million from $268.4 million a year ago. Year-to-date comparable store sales results decreased 4.9% versus a 5.5% decrease in the same period last year. The net loss for the current nine-month period was $46.0 million, or $2.24 per basic and diluted share, compared to a net loss of $83.3 million, or $4.17 per basic and diluted share in the same period last year. Included in the year-to-date results for 2002 is a $14.6 million net loss from discontinued operations of the Travel Subsidiaries and a $24.6 million cumulative effect of a change in accounting principle, which total $39.2 million, or $1.96 per basic and diluted share.

     “Our third quarter results show progress in implementing strategies to improve our business operations,” said Joel Waller, Chief Executive Officer. “The actions we’ve taken to lower our cost base and tighten our inventories have significantly improved our liquidity position entering the fourth quarter and further enable us to drive an increase in product margins.”

7401 Boone Avenue North Brooklyn Park, Minnesota 55428
763.391.4000 763.391.4535 fax wilsonsleather.com

     Mr. Waller continued, “During the first two weeks of November, comparable store sales are down 15.1%, but have been improving as the weather becomes seasonable. While sales are running down when compared to last year, we are optimistic that they will continue to improve as we go into the all-important Thanksgiving weekend and Holiday shopping season. On a positive note, margins are running significantly better than last year. However, we are prepared to be more aggressive in both price and promotion if we do not see the improvement in sales that we anticipate. We believe that we have the right merchandise mix, an effective marketing program to drive traffic into our stores, and sound business fundamentals in place for a successful fourth quarter and year end.”

About Wilsons Leather

     Wilsons Leather is the leading specialty retailer of leather outerwear, accessories and apparel in the United States. As of November 1, 2003, Wilsons Leather operated 607 stores located in 45 states and the District of Columbia including 473 mall stores, 114 outlet stores and 20 airport stores. The Company, which regularly supplements its permanent mall stores with seasonal stores during its peak selling season from October through January, operated 284 seasonal stores in 2002 and plans to operate approximately 225 in 2003.

Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include: unseasonable weather; seasonality of the business; economic downturns; failure of results of operations to meet expectations of research analysts; risks associated with estimates made in our critical accounting policies; risks associated with future growth; risks associated with our debt service; changes in customer shopping patterns; change in consumer preferences and fashion trends away from leather; risks associated with foreign sourcing and international business; disruptions in product supplies; decreased availability and increased cost of leather; competition in our markets; loss of key members of our management team; reliance on third parties for maintaining our management information systems; concentration of our common stock; anti-takeover effects of classified board provisions in our articles of incorporation and by-laws; volatility of our common stock; war, acts of terrorism or the threat of either; and interruption in the operation of corporate offices and distribution centers. The information included in this press release is operative as of this date only. Wilsons Leather does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Wilsons Leather will refrain from updating projections made in this press release unless it does so through means designed to provide broad distribution of the information to the public.

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7401 Boone Avenue North Brooklyn Park, Minnesota 55428
763.391.4000 763.391.4535 fax wilsonsleather.com

Wilsons The Leather Experts Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands)

	November 1,	February 1,	November 2,
Assets	2003	2003 (1)	2002 (2, 3)

	(Unaudited)		(Restated and unaudited)
Current Assets:
Cash and cash equivalents	$—	$30,442	$—
Accounts receivable, net	6,296	5,162	6,973
Inventories	174,520	118,701	205,437
Prepaid expenses	9,128	3,812	12,474
Assets of discontinued operations	40	3,379	40,525
Deferred income taxes	—	3,777	—
Refundable income taxes	—	3,064	22,700

Total current assets	189,984	168,337	288,109
Property and equipment, net	67,578	73,974	75,936
Goodwill and other assets, net	3,000	3,315	3,140
Other assets of discontinued operations	—	—	29,378
Deferred income taxes	19,865	865	6,635

Total assets	$280,427	$246,491	$403,198

Liabilities and Shareholders’ Equity

Current Liabilities:
Accounts payable	$47,354	$19,492	$48,797
Notes payable	61,633	—	134,048
Current portion of long-term debt	30,635	—	—
Accrued expenses	24,343	25,219	20,744
Liabilities of discontinued operations	814	15,075	15,000
Income taxes payable	1,529	—	—
Deferred income taxes	2,245	—	4,705

Total current liabilities	168,553	59,786	223,294
Long-term debt	25,075	55,695	50,895
Other long-term liabilities	14,073	13,782	13,500
Other liabilities of discontinued operations	—	—	1,178
Total shareholders’ equity	72,726	117,228	114,331

Total liabilities and shareholders’ equity	$280,427	$246,491	$403,198

1.	Derived from audited consolidated financial statements.

2.	Tax effect of $1.7 million restatement related to reserve reversals as reported in “Item 6. Selected Financial Data” in the Company’s most recent Form 10-K dated February 1, 2003.

3.	Reclassified for the presentation of discontinued operations for the Travel Subsidiaries.

Note: The Company’s inventories are determined by the retail method on the last-in, first-out (LIFO) basis. The difference in inventories between the LIFO method and the first-in, first-out (FIFO) method was not material as of November 1, 2003, February 1, 2003 or November 2, 2002.

Wilsons The Leather Experts Inc. and Subsidiaries
Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended

	November 1,	November 2,
	2003	2002 (1)

Net sales	$97,880	$110,187
Cost of goods sold, buying and occupancy costs	75,003	83,848

Gross margin	22,877	26,339
Selling, general and administrative expenses	35,124	40,504
Depreciation and amortization	4,226	3,939

Operating loss	(16,473)	(18,104)
Interest expense, net	2,889	3,208

Loss from continuing operations before income taxes	(19,362)	(21,312)
Income tax benefit	(7,744)	(8,513)

Loss from continuing operations	(11,618)	(12,799)
Loss from discontinued operations, net of tax	—	(4,212)

Net loss	$(11,618)	$(17,011)

Basic and diluted loss per share:
Loss from continuing operations	$(0.57)	$(0.63)
Loss from discontinued operations	—	(0.21)

Basic and diluted loss per share	$(0.57)	$(0.84)

Weighted average shares outstanding — basic and diluted	20,551	20,329

1.	Reclassified for the presentation of discontinued operations for the Travel Subsidiaries.

Wilsons The Leather Experts Inc. and Subsidiaries
Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Year to Date Period Ended

	November 1,	November 2,
	2003	2002 (1)

Net sales	$252,931	$268,439
Cost of goods sold, buying and occupancy costs	208,990	216,400

Gross margin	43,941	52,039
Selling, general and administrative expenses	100,369	106,777
Depreciation and amortization	12,532	11,497

Operating loss	(68,960)	(66,235)
Interest expense, net	7,631	7,289

Loss from continuing operations before income taxes	(76,591)	(73,524)
Income tax benefit	(30,636)	(29,411)

Loss from continuing operations	(45,955)	(44,113)
Loss from discontinued operations, net of tax	—	(14,612)
Cumulative effect of a change in accounting principle, net of tax	—	(24,567)

Net loss	$(45,955)	$(83,292)

Basic and diluted loss per share:
Loss from continuing operations	$(2.24)	$(2.21)
Loss from discontinued operations	—	(0.73)
Cumulative effect of a change in accounting principle	—	(1.23)

Basic and diluted loss per share	$(2.24)	$(4.17)

Weighted average shares outstanding — basic and diluted	20,488	19,956

1.	Reclassified for the presentation of discontinued operations for the Travel Subsidiaries.